UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 13, 2011 (October 7, 2011)

ALR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-30414
(Commission File No.)

3350 Riverwood Pkwy
Suite 1900
Atlanta, Georgia   30339
(Address of principal executive offices) (Zip Code)

(678) 881-0002
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCOPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On October 7, 2011, we amended our bylaws.  In summary we our board of directors approved the following changes to our Bylaws:

Provision II.02 Number, Tenure and Qualifications currently reads as follows:

The number of Directors of the Corporation shall be not less than one or more than thirteen.
Each Director shall hold office until the next annual meeting of shareholders and until his/her successor shall have been elected and qualified. Directors need not be residents of the State of Nevada or shareholders of the Corporation.

The Directors have voted to amend this provision by deleting the first sentence and inserting the text below so the provision reads as follows:

The Directors may determine from time to time the number of Directors to constitute the Board of Directors of the Corporation, provided that such number shall not be less than one nor more than thirteen. Each Director shall hold office until the next annual meeting of shareholders and until his/her successor shall have been elected and qualified. Directors need not be residents of the State of Nevada or shareholders of the Corporation.

Provision II.04 Vacancies currently reads as follows:

In case of any vacancy in the Board of Directors, the remaining Director, whether constituting a quorum or not, may elect a successor to hold office for the unexpired portion of the terms of the Director whose place shall be vacant, and until his/her successor shall have been duly elected and' qualified.

The Directors have voted to amend this provision by deleting the previous provision and replacing it as follows:

In case of any vacancy occurring in the Board of Directors, whether resulting from the death, resignation or removal of a Director, or by reason of an increase in the number of Directors resulting from a determination of the Directors pursuant to Paragraph .02 of this Section, the remaining Director or Directors, whether or not constituting a quorum, may elect a Director or Directors to fill any vacancy or vacancies, or to fill any of the empty seats, whether previously occupied or not, to hold office until the next annual meeting of shareholders of the Corporation.

Provision IV.01 Officers Designated currently reads as follows:

The Officers of the Corporation shall be a president, one or more vice presidents (the number thereof to be determined by the Board of Directors), a secretary and a treasurer, each of whom shall be elected by the Board of Directors. Such other Officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any Officer may be held by the same person, except that in the event that the Corporation shall have more than one director, the offices of president and secretary shall be held by different persons.

The Directors have voted to amend this provision by deleting the first two sentences and replacing them with the first sentence below so the provision reads as follows:

The Officers of the Corporation shall be the President, Secretary, and Treasurer and such other officers as the Board of Directors shall determine, and their respective powers and duties shall be determined by the Board. Any Office may be held by the same person.

Provision IV.03 (A) President currently reads as follows:

The president shall be the chief executive Officer of the Corporation and, subject to the direction and control of the Board of Directors, shall have general charge and supervision over its property, business, and affairs. He/she shall, unless a Chairman of the Board of Directors has been elected and is present, preside at meetings of the shareholders and the Board of Directors.

The Directors have voted to amend this provision by inserting the words “Except as otherwise determined by the Board of Directors” at the beginning of the provision so the provision reads as follows:

    Except as otherwise determined by the Board of Directors, the president will be the chief executive officer of the Corporation and, subject to the direction and control of the Board of Directors, shall have general charge and supervision over its property, business, and affairs. He will, unless a Chairman of the Board of Directors has been elected and is present, preside at meetings of the shareholders and the Board of Directors.

ITEM 8.01	OTHER EVENTS.

    On October 7, 2011, our board of directors elected to designate 10,000,000 shares of common stock for sale to officers, directors, and other personnel at price of $0.10 per share or at such price or prices as the Board may determine.  The board has not selected any officers, directors, and other personal to receive the shares at the present time and there is no assurance that any of the shares so designated will ever be issued to said officers, directors, and other personal.  Further, the board of directors could rescind its action and terminate such designation at any time.

    We plan to amend The Credit Agreement with Sidney Chan dated March 6, 2011 (Filed on Form 8-K with the SEC on March 11, 2011) whereby we will increase the use of the funds to include general corporate purposes.  Currently, the use of the funds is limited to marketing purposes.   Until we execute a definitive amendment with Mr. Chan, there is no enforceable amendment in place and we have no right to expand the use of the funds to include general corporate purposes.  There is no assurance that such an amendment will ever be executed.  Until it is, the terms of The Credit Agreement dated March 6, 2011 remain in full force and affect.

ITEM 9.01     EXHIBITS AND FINANCIAL STATEMENTS.

Exhibit	Document Description

3.2	Amended Bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 14th day of October, 2011.

ALR TECHNOLOGIES INC.

BY:	LAWRENCE WEINSTEIN
Lawrence Weinstein
President, Chief Operating Officer and a member of the Board of Directors